EXHIBIT 15.1

To the Partners of
Icahn Enterprises L.P.

We have reviewed, in accordance with the standards of Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial statements of Icahn Enterprises L.P. and Subsidiaries as of March 31, 2012, and for the three-month period then ended, as indicated in our report dated May 2, 2012; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 is incorporated by reference in Registration Statements on Forms S-3 (File No. 333-158705, effective May 17, 2010).
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/Grant Thornton LLP
New York, New York
May 1, 2012